American Uranium Appoints Two New Board Members

American Uranium Corporation (OTCBB: AUUM) is pleased to announce the appointment of Mr. Devinder Randhawa and Mr. Hamish Malkin to its Board of Directors, effective immediately.

Mr. Randhawa founded Strathmore Minerals Corp. in 1996 and is currently the Company's President and CEO. Mr. Randhawa also founded and is currently the President of RD Capital Inc., a privately held consulting firm providing venture capital and corporate finance services to emerging companies in the resources and non-resource sectors both in Canada and the US. Prior to founding RD Capital Inc., Mr. Randhawa was in the brokerage industry for 6 years as an investment advisor and corporate finance analyst.

Mr. Randhawa was formerly the President of Lariat Capital Inc. which merged with Medicure in November 1999 and the was the founder and former President and CEO of Royal County Minerals Corp. which was taken over by Canadian Gold Hunter (formerly International Curator) in July 2003. Mr. Randhawa also founded Predator Capital Inc., which became Predator Exploration. Mr. Randhawa received a Bachelors Degree in Business Administration with Honors from Trinity Western College of Langley, British Columbia in 1983 and received his Masters in Business Administration from the University of British Columbia in 1985.

Mr. Malkin was recently appointed as the Chief Financial Officer of American Uranium, and has been Chief Financial Officer of Entrée Gold Inc. since July 16, 2003 and Corporate Secretary since August 7, 2003.

Mr. Malkin has been self-employed since April 2003, providing Chief Financial Officer services on a contract basis. Prior to being self-employed, Mr. Malkin was the Chief Financial Officer of Trivalence Mining Corporation from January 1997 to March 2003. Mr. Malkin is a Chartered Accountant and a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of British Columbia. Prior to 1997, Mr. Malkin held senior financial positions in the entertainment and commercial real estate industries.

American’s President Dr. Bob Rich said, “It’s my great pleasure to welcome to American’s Board two valuable new members: Dev—an experienced company builder and consummate entrepreneur, and Hamish—a well-experienced financial man of competence and wisdom.”

American Uranium Corporation (OTCBB: AUUM) is an American exploration company dedicated to the acquisition and development of uranium properties within the United States. AUUM successfully raised over $6 Million in September 2007 through a private placement, and the company currently has 45,574,300 shares outstanding.

LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. It is important to note that the American’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration, development or from fulfilling our joint venture obligations once formed; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore Resources (US) Ltd. on aspects of our agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in our periodic reports filed on EDGAR with the Securities and Exchange Commission, and those of other junior resource exploration companies to fully understand the risks we face.

Contact:
American Uranium Corp.
Carson Seabolt, (303) 634-2265

www.americanuraniumcorp.com